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                                                                     EXHIBIT 2.1


                                   CAR WASH
                         ASSET PURCHASE/SALE AGREEMENT

This CAR WASH ASSET PURCHASE/SALE AGREEMENT ("Agreement") is made to be effective as of the Effective Date of Agreement set forth in Item 1 of Basic Purchase Information ("BPI") by and between the "Buyer" shown in BPI Item 2 and the Seller or Sellers (collectively "Seller") shown in BPI Item 3.


                                   RECITALS

A. Seller owns one or more car wash operations ("operations") on leased or fee simple property as set forth in BPI Item 4.

B. Seller desires to sell, and Buyer desires to buy, those operations and the items pertaining thereto which are set forth in BPI Item 5, "Elements to be Purchased."

THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and incorporating the above RECITALS in full, Buyer and Seller agree as follows:

                          Purchase And Sale of Assets

I A. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, on the terms and conditions and in the manner set forth in this Agreement, the following assets of the operations ("assets") :

          (1) All of the furniture, fixtures, equipment, leasehold improvements, and specified tangible assets shown on Exhibit "A."
                                                 -----------

          (2) Inventory. The most recent inventory taken by Seller is shown on Exhibit "B." Seller will provide an updated inventory immediately
          ----------
          prior to Close of escrow.

     B. Seller represents that Exhibits "A" and "B" include each and every
                               --------------------
     asset of Seller's entities and operations, other than cash on hand, life insurance policies owned by Seller, excluded accounts receivable and inter-company receivables, if any. These assets include, but are not limited to:

          (1) Personal Property.  All of Seller's  right, title and interest in
              -----------------
          and to all Inventory, as defined and shown on Exhibit "B," equipment,
                                                        ------------
          machinery, tools, appliances, furnishings, furniture, goods held for resale, receivables, customer lists, supplies, telephone and computer equipment, and any other items used in connection with the business of owning, operating, and managing the operations in BPI Item 4 (collectively, "Personal Property"), free and clear of any and all liens, liabilities and encumbrances, and regardless of the location of such Personal Property, whether on or off the premises of any operation.

          (2) Permits.  All of Sellers' right, title and interest in, to and
              -------
          under all transferable permits, licenses, approvals or authorizations obtained from any governmental authority relating to the business of owning, operating and managing the operations ("Permits"), attached as Exhibit "C."
          ----------

          (3) Intangibles.  All of Sellers' right, title and interest in, to and
              -----------
          under all intangible personal property not otherwise described in this Section and relating to the business of owning, operating and managing the operations, including without limitation (a) all warranties in favor of Sellers; (b) all liens and security interests in favor of Sellers, together with any instruments or documents evidencing same;
          (c) all telephone numbers associated with the operations; and (d) all goodwill relating to the business of owning, operating, and managing the operations (collectively, "Intangibles"). Attached hereto as Exhibit "D" is a list of all Intangibles.
          -----------

          (4) Trade Names and Trademarks.  Buyer shall have the exclusive use of
              --------------------------
          Sellers' trade names and trademarks, and other business names owned and used by Seller, relating to the business of owning, operating, and managing car wash operations, for an indefinite period, which period shall terminate if, and only if, Buyer advises Seller in writing of Buyer's relinquishment of this right. Buyer's rights include the use of any and all derivatives and forms together with all trademarks, service marks, and logos of the foregoing names, whether or not registered and whether now owned or hereafter acquired, together with all trademark registrations of and trademark registration applications for the foregoing names, and all good will associated with any of the foregoing (collectively, "Trade Names & Trademarks"). Trade Names and DBAs are set forth in "Trade Names & Trademarks," BPI Item 6. Exhibit "E," attached, contains all of the
                                   ----------
          documents relating to the use and entitlement of such Trade Names, Trademarks, DBAs and logos.

          (5) Entitlement. Entitlement to any and all advertising campaigns and
              -----------
          marketing or promotional materials; and any and all guarantees and warranties relating to the Inventory purchased hereunder (collectively, "Entitlements"). Notwithstanding the foregoing, to the extent Buyer redeems outstanding coupons issued by Seller, Seller will be charged back for the costs of such redemptions.

          (6) Books and Records.  Copies of all Books and Records relating to
              -----------------
          the business of owning, operating, and managing the operations, including without limitation all accounting, financial, employment, sales and other records (collectively, "Books and Records"). Seller shall be permitted to deliver originals of the Books and Records, in which event, Buyer agrees to provide Seller reasonable access to the Books and Records, including the copying thereof, and Buyer agrees to maintain said Books and Records for a minimum of seven (7) years following the Closing. Books and Records shall be promptly opened for Buyer's inspection upon execution of this Agreement. Transfer of Books and Records shall occur at Closing.

          (7) Seller and Principals. "Seller" as used throughout this Agreement
              ---------------------
          means an entity or individual seller or, if there is more than one seller, all of the Sellers taken collectively or any one or more of the Sellers individually. "Seller" as used herein also means each and every principal of Seller, whether or not separately referenced. "Principal" as used herein means a shareholder owning 10% or more of a corporation or one who owns or has the beneficial interest in 10% or more of any entity, including family or other trusts, or one who is an officer, director, partner, member, or trustee of any entity. If there is more than one Seller, any provision which requires consent of Seller shall be construed so as to require only the consent of that Seller, or those Sellers, with an interest in the subject matter requiring consent. Such provision is not intended to confer any additional benefit or power on any Seller which does not have an interest in the subject matter or which is not the owner of the property/operation/stock for which consent is required. If there is more than one Seller, Principal or Guarantor, the liability of each, at all times, shall be joint and several.

     C. If leasehold interests are owned by Seller as lessee, for the premises on which certain operations are conducted, Seller shall transfer such leasehold interests pursuant to a valid assignment of lease and consent of lessor. Documents evidencing these leasehold interests are attached as Exhibit "F-1-Operating Leases." Documents evidencing the leases owned by
     -----------------------------
     Seller as lessor, if any, are attached as Exhibit "F-2-Seller's Leases."
                                               -----------------------------
     This Agreement is conditioned upon Buyer's review and approval of all leases attached as Exhibits "F-1" & "F-2." Buyer and Seller shall
                        ----------------------
     cooperate in obtaining each lessor's consent to transfer leased premises to Buyer.

     D. Fee Simple Interests in Real Property, if any, shall be transferred free and clear of all title defects and objections, security interests, liens, claims, charges and encumbrances of any nature whatsoever. All Fee Simple Interests in Real Property are set forth on the attached Exhibit "G"
                                                                     -----------
     which includes:

          (1) the real property and related operations ("Seller's Land");

          (2) all buildings, together with all other improvements owned by Seller, situated on Seller's Property as defined in Section IV, including all fixtures and other property owned by Seller permanently affixed thereto (the "Seller's Improvements");

          (3) all Seller's Leases covering all or any portion of the Seller's Property and Seller's Improvements; and

          (4) all other rights and appurtenances of Seller pertaining to the Seller's Property and Seller's Improvements, including, without limitation, any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

                           Amount of Purchase Price

II A. The total "Purchase Price" set forth in BPI Item 7 is based on the earnings before interest taxes, depreciation and amortization ("EBITDA"). The EBITDA shown in BPI Item 8 and the "Effective Capitalization ('Cap') Rate" in BPI Item 9, represents the sum of the purchase prices for all the operations to be purchased, all personal, real and intangible assets (other than Inventory), personal and corporate covenants not to compete, and the guaranties contemplated herein. "Allocations" of the purchase price for each operation and for the Covenants Not to Compete are shown on BPI Item
     10. Inventory(which includes Seller's stock of gasoline, oil, lubricants, filters, detergents, parts, accessories and supplies) will be purchased at Seller's actual cost to third parties (excluding Sellers' overhead and operating expenses). Notwithstanding the foregoing, Buyer shall have no obligation to purchase slow-moving or obsolete items carried by Seller as inventory.

     B. The purchase price includes the physical assets in their condition at the time of sale, without further adjustment. Buyer and Seller acknowledge that the amount allocated to each asset represents its fair market value determined pursuant to an arm's-length negotiation. They further acknowledge that a tax attorney, accountant, or other qualified advisor has explained the tax consequences of the allocations to them. Buyer and Seller each agree to report the sale of the operations for federal income tax purposes in accordance with the allocations set forth in this Agreement.

                    Payment of Purchase Price & Commissions

III A. The purchase price for each Covenant Not to Compete is included in the Purchase Price and shall be disbursed at close of escrow.

     B. The purchase price for each of the operations purchased is payable in cash at close of escrow, less a "Hold-Back Percentage" specified in BPI
     Item 11 of the total purchase price (operations and Covenants). The hold-back amount shall cover any and all of Seller's liabilities or third party claims, which exist as of the Close of Escrow, whether known or unknown, or which arise or become known during the hold-back period specified in BPI
     Item 12. The hold-back shall be in effect for the Hold-Back Period specified in BPI Item 12. To the extent that the hold-back is depleted during the hold-back period by the "Hold-Back Depletion Amount" specified in BPI Item 13, or more, Seller shall immediately deposit sufficient funds to bring the amount held-back to its original level. Although the hold-back will terminate at the end of the Hold-Back Period, the guarantees, warranties and representations for which the hold-back was security, remain in effect for the "Guaranty Period" specified in BPI Item 14, further extended by the time during which a lawsuit could be brought relating to these items or, if a lawsuit or other legal proceeding has been commenced, until the final decision in such suit or proceeding. If a lawsuit or other legal proceeding is instituted during the Hold-Back Period, the funds shall not be released but shall be held until the final decision in such suit or proceeding. During the Hold-Back Period, the funds held back shall be in an escrowed deposit, in an interest-bearing account in one or more financial institutions approved by both Buyer and Seller. Risk of loss of funds while on deposit shall be with Seller and Seller shall receive all of the interest paid by each such institution while on deposit. Loss of funds shall in no way relieve Seller of its obligations hereunder and Seller represents and warrants that it has sufficient funds to meet its obligations.

     C. Buyer shall notify Seller and the manager of the escrowed account promptly upon receipt of notice that a claim has been made with respect to an item for which the hold-back is security. Seller shall have five (5) days to object to disbursement of hold-back funds to pay the claim. Objection must be in writing and state Seller's reasons for objecting. If no reason has been stated or if Seller has not objected, disbursement in accordance with Buyer's instructions shall be made immediately without any need for instructions from Seller with respect thereto. If Seller has objected, on a reasonable basis, and has brought suit, within 30 days of notice to Seller of the claim, to challenge the claim, Seller shall deposit the amount in dispute with the court, pending the final disposition of the lawsuit. Seller shall be liable to Buyer for all detriment suffered by Buyer during the pendency of the lawsuit.

     D. Buyer and Seller have utilized the respective services, if any, of those brokers, agents or finders listed in "Buyer's Broker" BPI Item 15 and "Seller's Broker" BPI Item 16 in connection with the sale of the assets relating to this Agreement. Each party agrees to pay its Agent's fee, at close of escrow, pursuant to their separate agreements with their Agents. Each party shall indemnify and hold the other party harmless from any and all claims, expenses, demands, actions and costs thereof arising in connection with this transaction to an Agent other than that Agent specified in the BPI as that party's agent. Each party represents and warrants that it has not employed any brokers or other representatives with respect to this transaction and that if any brokers or finders make such a claim, the employing party shall be solely responsible for any fees, commissions, claims, expenses, demands, actions and costs thereof, with respect thereto.

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                       Documents and Physical Inspection

IV Seller shall immediately, or as soon as reasonably possible after the effective date hereof, deliver to Buyer the following "Inspection Items":

     A. Preliminary Owner's Title Policy binder for each of Sellers' Lands issued by the "Title Company" specified in BPI Item 17, dated not earlier than the Effective Date of this Agreement, showing the title to Seller's Lands with two (2) copies of all items referred to as exceptions therein.

     B. Two copies of all contracts, Operating Leases, Sellers' Leases, subleases, tenant and landlord assignments, rent rolls, Fuel Station Agreements (attached as Exhibit "H"), and documents which affect the
                             -----------
     ownership or operation of each Seller's Property (which as used herein includes Seller Lands and/or operations).

     C. Architectural drawings, plans and specifications as are available to Seller for the improvements on each Seller's Property.

     D. Two (2) copies of a current ALTA survey, or the equivalent thereof, or a Land Survey Category IA, as determined by Buyer, for each of the Seller's Lands prepared by a competent person or entity to be selected by Buyer. The survey shall be prepared according to the standards of Buyer, including certification of zoning status.

     E. Current financial statements for all tenants, if any, on each Seller's Property, to the extent that the tenants are obligated to provide any such information pursuant to the terms of Seller's Leases.

     F. Tax returns, operating and other financial statements, prepared in-house, or otherwise, for each Seller's Property for the three (3) most recent fiscal years. Seller agrees to allow Buyer or Buyer's agent to have access at Seller's applicable places of business and operations at reasonable times and hours to inspect, copy as needed at Buyer's expense, and audit Seller's files and records relating to the operations and to Seller's Property.

     G. Certificates of Occupancy for each Seller's Property.

     H. A current Zoning Certificate for each Seller Property, which Seller agrees shall be completed by the applicable governing municipalities to include the same terms and be in the same form and content as the Zoning Certificate attached hereto as Exhibit "I". Buyer will take steps to obtain
                                    -----------
     this item, or otherwise confirm the zoning, and Seller will cooperate as necessary.

     I. Current tax receipts and insurance certificates for each Seller's Property.

     J. UCC searches of each Seller and Principal, in the county and state where each Seller's Property is located, relating to Seller's Personal Property and equipment being conveyed to Buyer, if applicable.

     K. MAI appraisals of each Seller's Property, if available.

     L. Other documents or reports reasonably required by Buyer in order to allow Buyer to complete its due diligence review and inspection of Seller's Property, including existing Phase I and Phase II reports.

                                    Escrow

V A. Escrow ("escrow") shall be opened with the "Escrow Company" specified in BPI Item 18, upon execution of this Agreement. If this Agreement has not been fully executed and escrow has not opened by the "Escrow Opening Date" specified in BPI Item 19, this Agreement shall terminate and neither party shall have any further obligation to the other. This Agreement shall operate as the basis for escrow instructions, with the understanding that additional form instructions as required by escrow, which do not conflict with this Agreement, shall be executed by the parties. In the event of any differences between this Agreement and the escrow instructions, this Agreement shall prevail. The deposit of this fully executed Agreement, by either party, with escrow shall be deemed the opening of escrow, regardless of the date escrow forms are signed by the parties.

     B. Escrow shall take appropriate action to comply with bulk sales laws. Seller shall be solely responsible for all sales, use and transfer taxes.

     C. Each party shall pay its own attorney's fees. Escrow fees shall be split equally by the parties, except for extraordinary costs which are for the benefit, or at the sole request, of one party. Buyer shall deposit the sum, specified as the "Initial Deposit" in BPI Item 20, in escrow within 10 days of escrow's opening. Escrow shall immediately deposit said sum in an escrowed interest-bearing account. Interest from the sum so deposited shall be credited to Buyer until the last of the following: Buyer withdraws from the escrow, escrow closes, or the Initial Deposit becomes non-refundable. The interest so credited shall be used either to reduce the amount of Buyer's final deposit or shall be returned to Buyer if Buyer is entitled to a return of the Initial Deposit. After the number of "Days from Opening" specified in BPI Item 21 and provided that Seller has provided each and every item required by Buyer from Seller to complete its due diligence in accordance with the checklist provided by Buyer to Seller and provided each such item is provided within a time period which will allow Buyer to complete its due diligence, and provided Seller has not been notified of disapproval by Buyer of any element of the sale or that Buyer's contingencies have been satisfied or removed, the Initial Deposit in escrow will become non-refundable.

     Notwithstanding the preceding, the Initial Deposit again becomes refundable if, at any time, including after the number of "Days from Opening," any of the following occur:

          (1) Purchase of land or change in lease terms are a condition of this Agreement and such purchase or change does not occur;

          (2) Buyer, in its sole and absolute discretion, disapproves of the state of Title or the ALTA survey;

          (3) Buyer, in its sole and absolute discretion, disapproves of the environmental condition on the property;

          (4) Information, financial and otherwise, supplied by Seller to Buyer is inaccurate; or

          (5)  Escrow fails to close and Buyer is not at fault therefor.

     At any time prior to the Initial Deposit becoming non-refundable, or upon written disapproval of the environmental condition of the property, Buyer may withdraw from the escrow with no penalty or obligation to Seller. Buyer shall be under no obligation, and it shall not be deemed Buyer's fault if Buyer does not close escrow because of a failure of any condition in this Agreement. Further, notwithstanding the lack of obligation to close escrow upon a failure of a condition, it is specifically acknowledged by the parties that each and every condition required by Buyer is for Buyer's benefit only and Buyer has the absolute right to waive one or more or all conditions precedent, in Buyer's sole discretion, and proceed with close of escrow. At any time prior to Closing, Buyer has the right, in its sole and absolute discretion, to review, analyze, and approve or disapprove of Seller's books and records, including, but not limited to, the accuracy thereof, and take into account the total economic viability of the transaction as it relates to Buyer's overall business plans.

     D. All personal property taxes applicable to the assets shall be prorated on a reasonable basis between Buyer and Seller as of the closing. Buyer and Seller agree to make payments to each other as of the closing, to the extent necessary to assure that both parties are reimbursed for the amount of any personal property taxes that arise with respect to time periods during which the assets were owned by the other party.

     E. The balance of the Purchase Price, adjusted for allocations or credits as set forth in this Agreement, shall be deposited prior to the scheduled closing date. The price payable for Inventory shall be added to the purchase price. Upon Closing, the Initial Deposit, together with all interest accrued thereon, shall be applied as a credit to the Purchase Price.

                        Conditions Precedent to Closing

VI   A. Performance of Obligations.  Seller shall have performed all of the
        --------------------------
     obligations under this Agreement to be performed by Seller prior to the Closing.

     B. Delivery of Items.  Seller shall have executed and delivered to Buyer
        -----------------
     all of the items referred to in this Agreement, including, without limitation, the Guaranties and the Non-Competition Agreements required in accordance with this Agreement. Buyer may use all or any portion of the name by which the operations are known for an unlimited time. Seller shall provide Buyer with all necessary documents to secure such rights to Buyer. Seller shall transfer to Buyer all relevant telephone numbers and telephone book ads, plus art work or copy necessary for same and shall promptly execute all documents necessary to secure and retain said items. In the absence of any specified time period for production of items for Buyer, the applicable time period shall be 3 business days from opening of escrow.

     C. Consents.   In connection with the sale of assets in this Agreement,
        --------
     Seller shall obtain and deposit into escrow, prior to Closing, all required consents of third parties to this purchase transaction, including without limitation, Fuel Companies listed on BPI Item 22; all of Seller's lessors; and Seller's spouses, whose consents shall be in the form attached hereto as Exhibit "J".
        -----------

     D. Inventory.  Seller shall maintain the Inventory at its current level.
        ---------

     E. Creditors.  Seller shall have paid or otherwise satisfied in full all
        ---------
     creditors of Seller, relating to Sellers' prior ownership and operation of the assets. Additionally, without limiting the foregoing, all Taxes, as described in this Agreement, shall have been paid in full or otherwise satisfied by Sellers.

     F. Failure of Condition.  In the event that any condition set forth in
        --------------------
     this Agreement is not satisfied prior to the Closing, all deposits shall be fully refundable to Buyer, without the need of any oral or written approval from Seller, on the Closing Date.

     G. Sales & Other Taxes. Seller  shall be solely liable and responsible for
        -------------------
     the payment of any sales, use and other transfer-type taxes that may be payable by reason of the sale of the assets by Seller to Buyer pursuant to this Agreement. In connection with the foregoing, Seller hereby agrees to completely and unconditionally indemnify, defend and hold Buyer completely harmless from and against any liabilities, obligations, claims, damages, costs and expenses (including attorneys' fees) associated with or arising out of Seller's obligation to pay all sales, use and other transfer type taxes. Sellers' obligations under this section shall be part of Sellers' Retained Liabilities as described below.

     H. Sellers' Retained Liabilities.  Buyer shall assume all debts and
        -----------------------------
     obligations shown on Exhibit "K." Except as specifically provided otherwise
                          ------------
     in Exhibit "K", Buyer has not agreed to assume, and shall not have any
        -----------
     liabilities or obligations with respect to any of Seller's liabilities or obligations, arising in connection with the use, operation and management of Seller's operations, whether direct, indirect, absolute, accrued, contingent or otherwise, and under no circumstances is Buyer assuming any responsibility or liability to warrant any products sold by Seller or to perform any warranty work on any products sold by Seller before, on or after the Close of Escrow ("Sellers' Retained Liabilities"). Except as otherwise provided in this Agreement, Seller shall be solely liable and responsible for all of Seller's Retained Liabilities, and hereby agrees to completely and unconditionally indemnify, defend and hold Buyer completely harmless from and against any liabilities, obligations, claims, damages, costs and expenses (including attorneys' fees) associated with or arising out of Sellers' Retained Liabilities.

     I. Shareholders' and Directors' Consent.  The obligations of Seller
        ------------------------------------
     hereunder are conditioned upon the necessary approval by the appropriate persons or entities, including the Boards of Directors, shareholders, partners, members, or other persons who by law or agreement are entitled to consent or object to the subject transactions, which condition precedent shall be satisfied on or before the "Consent Date" specified in BPI Item 23.

     J. Seller's Operational Obligations Pending Closing.  Seller shall:
        ------------------------------------------------

               (1) carry on Seller's operations with respect to Seller's Property in accordance with sound business practice and, without the approval of Buyer, not introduce any new method of management, operation or accounting with respect to any Seller's Property;

               (2) maintain each Seller's Property in its present condition subject to normal wear and tear, and, without limiting the foregoing, not diminish the quality or quantity of maintenance and upkeep services heretofore provided to Seller's Property;

               (3) not commit any default under any lease, mortgage financing, license, permit, contract, or any other agreement in any way relating to or connected with Seller's Property;

               (4) pay off, in full, any and all existing loans relating to Seller's Property so that there will be no loan encumbrances or liens from any lenders relating to Seller's Property at Closing. Seller shall pay all fees and costs necessary to release all loans and applicable liens, including, but not limited to, any prepayment penalties;

               (5) not grant or permit any new encumbrances on or about Seller's Property, including, but not limited to, any new service contracts, title matters or leases or amendments thereto, without the prior written consent of Buyer. Seller shall not undertake or omit to undertake any other act which may have a materially adverse impact on Seller's Property;

               (6) have pits/interceptors cleaned no more than sixty (60) days prior to Close.

               (7) promptly provide all documents reasonable or necessary, or requested by Buyer, to complete Buyer's due diligence;

               (8) make full disclosure of all matters, known to Seller, which might have an effect upon the business or operation being purchased;

               (9) facilitate Buyer's, or its representative's, inspection of Seller's Property and operations throughout the escrow.

     K. Inspection and Termination Rights.  The Closing of this Agreement shall
        ---------------------------------
     be totally contingent upon the satisfaction of the following conditions:

               (1) Review and approval by Buyer's accountant of all financial information relative to Seller and Seller's Guarantors. Financial information will include, but is not limited to, the past 3 years' tax returns, balance sheets, profit and loss statements, and credit reports;

               (2) Buyer's accountants' approval of the books, records, existing contracts relating to stock, if any, which is part of this Agreement, the operations, and the schedule of physical assets.

               (3) Seller, or its agent, receiving a letter from Buyer outlining Buyer's approval or disapproval of all Inspection Items. If such letter is not received by Seller, or its agent, on or before the time specified in Section V. C., Seller has the right to demand such a letter from Buyer. Buyer shall deliver such letter to Seller within five (5) days of Buyer's receipt of notice of Seller's demand. If Buyer fails to deliver such an approval or disapproval letter, Buyer shall be deemed to have rejected one or more of the Inspection Items, and this Agreement shall terminate in its entirety and become null and void. If Sellers receive a letter from Buyer disapproving or objecting to any of the Inspection Items, Seller shall have the time period specified in Buyer's notice to cure all of the objections and disapproved Inspection Items to the sole satisfaction of Buyer or inform Buyer of its unwillingness to cure. If any of the disapproved Inspection Items are not cured by Seller within said time period (or if Seller is unwilling to cure), then Buyer shall have the right to exercise one of the following options:

               (a) terminate this Agreement in its entirety by giving Seller written notice in which event this Agreement shall become null and void; or

               (b) accept the condition of the disapproved Inspection Items "As Is" by giving written notice to the Seller of the same and close on Seller's Property subject to all of the other terms and conditions of this Agreement.

                    Seller's Representations and Warranties

VII A. Each Seller, and Principal, jointly and severally, hereby represents and warrants to Buyer that the statements contained in this Agreement and its Exhibits and Addenda are true, accurate, complete, and not misleading in any material respect, as of the Effective Date and further hereby represents and warrants that each and every one of the following shall be true and correct as of the Closing Date:

          (1) Seller has good, valid and marketable title to stock, if any, which is included in this transaction, all of the Real Property, all of the Personal Property that is part of the assets, and the Trade Names or Trademarks as described herein, free and clear of all title defects and objections, security interests, liens, pledges, claims, charges, restrictions and encumbrances (except as shown, and approved by Buyer, in the preliminary title report) of any nature whatsoever, including without limitation, leases, mortgages, conditional sales agreements, collateral security arrangements, and other title or interest retaining arrangements, whether absolute, accrued, contingent or otherwise (collectively "Encumbrances"), other than liens for Taxes currently accrued but not yet due and payable. All of the assets are in operating order as necessary to conduct the operations currently being conducted and as conducted on the Closing Date. Except as otherwise specifically set forth in this Agreement, Seller has complete and unrestricted authority and the unqualified right to sell, assign, convey and transfer the assets to Buyer, and upon the consummation of the transactions contemplated by this Agreement, Buyer will have acquired good, valid and marketable title to stock, if any, which is included in this Agreement, and to each of the assets, free and clear of all Encumbrances.

          (2). The Inventories that are part of the assets are usable and saleable in the ordinary course of business, and are accounted for by Seller at the lower of cost or market, and in accordance with generally accepted accounting principles applied on a consistent basis.

          (3) There is no fact, circumstance or event that could result in claims, actions, suits, disputes, investigations, arbitrations and other proceedings of any kind, existing, pending or threatened, that involve, affect or relate to Seller (or any of its directors, officers or employees), or Principals, in connection with the operations, business and affairs of Sellers. There are no agreements, decrees, orders, or injunctions of or with any court or governmental entity outstanding against Sellers.

          (4) All structures and improvements on Seller's Property have been constructed and installed in a good and workmanlike manner and in full compliance with all applicable laws, conditions and restrictions affecting Seller's Property.

          (5) Each Seller Property is properly zoned for the improvements situated thereon.

          (6) There are no threatened, existing or pending litigation, judicial, administrative, or arbitration hearings, claims, condemnations, or sales in lieu thereof, contracts of sale, options to purchase or rights of first refusal with respect to any aspect of Seller's Property, or stock, nor have any such actions, suits, proceedings, claims, or other such matters been threatened or asserted.

          (7) Other than as set forth on Exhibit "L", there are no service
                                         -----------
          contracts relating to any Seller's Property which cannot be terminated within thirty (30) days notice by Seller or by Buyer, upon Buyer becoming the owner of Seller's Property.

          (8) Seller has received no notice and has no knowledge of any pending improvements, liens, or special assessments to be made against any Seller's Property by any governmental authority.

          (9) There are no unpaid bills or claims in connection with the construction of, or any repairs to, Seller's Property.

          (10) Seller's Leases and Operating Leases for each leased premise is in good standing and Seller is not in default thereon. Seller has made, or will make, on or before the Effective Date, all payments due to the lessor of each leased property in connection with the Operating Leases for the occupancy period up to and including Close of escrow.

          (11) Seller remains responsible for repairing any damage caused to Seller's Property, accruing prior to Closing, for which Seller would be liable to repair under the terms of any leases, and for any damage caused to Seller's Property accruing on or after Closing directly attributable to actions by Seller and Principals prior to Closing.

          (12) There has been no hazardous waste dumped or deposited on Seller's Property and no hazardous waste exists thereon. There are no hazardous materials, including asbestos, existing on Seller's Property and each of the items (a) through (i) immediately below are correct. If any such hazardous waste or material is found to exist thereon, Seller shall be given the opportunity to accept full responsibility for the removal of such waste or material, at Seller's sole cost and expense, and indemnify Buyer relating to any damages or costs associated with the presence of such waste or material, or the removal thereof. In the event Seller rejects such opportunity, Buyer shall have the choice of eliminating the hazardous waste or hazardous material site, or the stock which represents ownership of the site, from the purchase and deducting the allocations of the purchase price attributable to such site; completing the purchase of all properties, but deducting the clean-up cost from the purchase price; or terminating this transaction in its entirety without any liability to Seller and with re-entitlement to the Initial Deposit.

               (a) Seller has not received any notification from a governmental agency pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended (including without limitation, any amendments added by the Superfund Amendment and Reauthorization Act of 1986), or pursuant to any other law pertaining to waste materials, hazardous materials or substances, pollutants or other such matters affecting the environment, and Seller is not aware of any facts or circumstances which could give rise to a violation of any such laws in the future.

               (b) If this Agreement includes sites which do not currently have tanks on them, Seller has not placed any underground tanks on such sites, and Seller is not aware of any underground tanks existing on such sites.

               (c) There has been no release, emission or discharge into the environment of waste materials, hazardous substances, hazardous wastes, air pollutants, or toxic pollutants, as defined under any applicable legal requirement (including, without limitation, any leakage from any tank), and that none has occurred or is occurring in connection with the business and operations of Seller, except such that have been remedied and subsequently approved by the appropriate governmental agency.

               (d) No asbestos or asbestos-containing materials are installed on, used on, or incorporated into Seller's Property. No polychlorinated biphenyls are used in any electrical transformers, capacitors, fluorescent light fixtures or in any other manner whatsoever on any real property leased or used by Seller.

               (e) Seller has at all times complied, and is currently in compliance, with all requirements of the Safe Drinking Water and Toxic Enforcement Act of 1986.

               (f) Seller has not at any time, now or in the past, engaged in any environmental cleanup, or any other remediation, except such that have been approved by the appropriate governmental agency.

               (g) Seller has never violated and is not currently in violation of any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses, or permits of any governmental authorities relating to environmental matters, including radiation safety, in connection with the ownership, use, maintenance, or operation of any of Seller's assets or the conduct of Seller's business or operations.

               (h) There are no statutes, laws, orders, ordinances, codes, licenses, permits, rules or regulations relating to environmental matters, that would require any work, repairs, construction or capital expenditures of a material nature (10% or more of the purchase price allocated to the affected Seller's Property) with respect to any of the facilities, equipment or other assets of Sellers.

               (i) Seller have not received any notices of any violation in connection with any of the matters described in this section.

          (13) There are no condemnation or eminent domain proceedings pending or contemplated against any Seller's Property or any part of a Seller's Property and Seller has received no notice, oral, written or constructive, of the desire of any public authority or any other entity to take or use any Seller's Property or any part of a Seller's Property.

          (14) Each Seller is not a "foreign person" within the meaning of
          Section 1445 of the Internal Revenue Code of 1986, as amended.

          (15) Each Seller is fully empowered to enter into this transaction and execute all of the documents related to this transaction as such pertains to its respective stock and Seller's Property.

          (16) Each entity listed on BPI Item 3 as Seller, is organized, existing and in good standing under the laws of the State in which it was formed and is in good standing and qualified to conduct business in the state in which it is doing business. Seller is in good standing as certified by both the relevant corporation commission and the duly authorized taxing authority for the State in which Seller is conducting the operations which are the subject of this Agreement.

          (17) The shareholders, owners of beneficial interests, members, partners, and trustees of each corporate or other entity are listed on BPI Item 3 They are the sole owners of the stock and operations, and no other person has any claim, right, title to, or interest in, these operations.

          (18) Seller has no material undischarged obligations affecting the operations or assets being sold pursuant to this Agreement, other than obligations arising in the usual and regular course of business and listed in the attached document marked Exhibit "K."
                                                 ------------

          (19) Seller has paid, or shall pay, all taxes owed by Seller on account of the operations.

          (20) The books of account for the operations constitute a complete record of the financial affairs of each operation and accurately set forth all liabilities, assets, and other matters regarding the financial condition of the operations.

          (21) The purchase and sale will not conflict with or violate any agreement or law to which Sellers, the stock, if any, which is part of this transaction, or the operations are subject.

          (22) Neither the execution and delivery of this Agreement or the Other Documents (defined in "23" below), nor the transfer of stock, nor the consummation of any of the transactions contemplated by this Agreement or the Other Documents, nor compliance by Seller and/or the Principals with any of the provisions thereof, will require any consent, approval, authorization or permit from, or any notice, registration or filing to or with, any governmental or regulatory authority or any other third party, except as specifically set forth herein in VI. C. -Consents.

          (23) Seller and each signatory have the complete and unrestricted right, power, authority and capacity to (a) execute and deliver this Agreement and every other document executed and delivered by Seller in connection with this Agreement ("Other Documents"); (b) sell and transfer the assets to Buyer; and (c) carry out and perform each of Seller's obligations pursuant to this Agreement and the Other Documents.

          (24) All corporate, limited liability company, partnership, member, partner and shareholder authority, approvals, actions or proceedings necessary on the part of Seller to authorize this Agreement or any of the transactions contemplated hereby, will have been obtained prior to the "Consent Date" in BPI Item 23.

          (25) This Agreement and the Other Documents have been or will be duly and validly executed and delivered by Seller and Principals (as applicable); and when executed and delivered constitute legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

          (26) Neither the execution and delivery of this Agreement or the Other Documents, nor the consummation of any of the transactions contemplated by this Agreement or the Other Documents, nor compliance by Seller with any of the provisions thereof, will:

               (a) Violate, conflict with, or result in a breach of any of the provisions of; constitute a default (or an event which, upon notice or lapse of time or both, would constitute a default) under; result in the termination or cancellation of; accelerate the performance required by; or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets under any provision of the Articles, the Bylaws, the Operating Agreement, or any note, bond, mortgage, indenture, deed of trust, lease, license or any other agreement or obligation to which Seller is a party, or by which Seller or any of the assets may be bound or affected; and

               (b) Violate or conflict with any order, writ, injunction, decree, judgment, permit, license, law, rule, regulation or ordinance applicable to Seller or any of the assets.

          (27) If this Agreement includes a purchase of stock, that stock is not subject to any restrictions on transfer, governmental or private, rights of first refusal, voting trusts, proxy agreements, or any other shareholder rights, member rights, third party rights, or other governmental restrictions.

                    Buyer's Representations and Warranties

VIII A. Buyer is duly organized, validly existing and in good standing under the laws of the state in which it was incorporated or formed.

      B. Buyer has the complete and unrestricted right, power, authority and capacity to (1) execute and deliver this Agreement and every other document executed and delivered by Buyer in connection with this Agreement ("Additional Documents"); and (2) carry out and perform each of Buyer's obligations pursuant to this Agreement and the Additional Documents.

      C. Any corporate, limited liability company, shareholder and member authority, approvals, actions or proceedings necessary on the part of Buyer to authorize this Agreement or any of the transactions contemplated hereby, will have been obtained prior to the Closing.

      D. This Agreement and the Additional Documents have been or will be duly and validly executed and delivered by Buyer, and when executed and delivered will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms.

                                 Risk of Loss

IX A. Until the Closing, Seller shall bear all risk of loss, injury, damage, or destruction of the assets of the operations. If any loss, injury, damage, or destruction substantially impairs the value of the operations prior to the closing, Buyer must give written notice to Seller, within 7 days after Buyer has received notice of the damage or destruction, of Buyer's election to choose one of the following: (1) terminate this Agreement, in which event this Agreement shall become null and void; (2) extend the Closing Date to a reasonable time, which time shall not exceed ninety (90) days, in order to enable Seller to repair such damage to Seller's Property, and in such an event, Seller shall promptly repair such damage, and such damage shall be repaired so that the Seller's Property will conform to the representations and warranties contained herein; or
      (3) proceed to closing and receive an assignment of applicable insurance proceeds. For purposes of this Section, ''substantially impairs'' means that the cost of restoring the assets to their condition as of the date of execution of this Agreement is ten percent (10%) or more of the purchase price allocated to the Seller's affected Property. After the closing, the Buyer shall bear all risk of loss, injury, damage, or destruction of the assets.

      B. The risk of loss until Closing due to condemnation by eminent domain from an applicable governmental authority shall be borne by Seller. In the event any portion of Seller's Property is condemned or is planned to be condemned by an applicable governmental authority prior to Closing, Buyer shall have the right to exercise one of the following options: (1) terminate this Agreement in its entirety by giving written notice to Seller within ten (10) days after Buyer receives notice of said condemnation from Seller in which event this Agreement shall become null and void; or (2) Buyer may accept Seller's Property in its condemned state, "As Is," and proceed to close on Seller's Property according to the remaining terms of this Agreement. In this event, Buyer shall be entitled to all the proceeds awarded relating to said condemnation.

                             Employees of Sellers

X Buyer and Seller agree that Buyer has no obligation to hire employees of Seller in connection with this Agreement. Should Buyer desire to hire one or more of Seller's employees, Seller agree to terminate, upon Buyer's request, such employees, and Seller shall pay all outstanding wages, benefits, accrued vacation and sick pay, and related employment taxes, upon termination.

                                    Closing

XI    A. Time and Place.  The performance of all matters to be performed upon
         --------------
      the closing of the purchase and sale of the assets or stock contemplated by this Agreement ("Closing"), shall take place at the escrow offices on or before the "Date for Close of Escrow" specified in BPI Item 24, or at such other time and place as Seller and Buyer agree in writing. For purposes of this Agreement, the term "Closing Date" or "Closing" means the date upon which the Closing actually occurs.

      B. Delivery of Instruments Within the time periods set forth elsewhere in
         -----------------------
      this Agreement, or, if none are specified, in sufficient time to meet all obligations of this Agreement, but, in any event, prior to the date scheduled for Closing, Seller shall deposit in escrow or deliver to Buyer the following items which shall be in the form and substance satisfactory to Buyer:

               (1) Special Warranty Deed for each Seller's Land.

               (2) ALTA (extended form), or equivalent thereof, Owner's Title Policy for each Seller's Land and Seller's Improvements (the "Owner's Title Policies") issued by the Title Company, in the full amount of the Purchase Price allocated to that Land, and the Improvements thereon, containing no exceptions to title other than the standard printed exceptions (provided that the area and boundaries exceptions shall be amended, restrictive covenants endorsed "none of record", taxes endorsed "not yet due and payable", the parties in possession endorsed "pursuant to written leases," and there shall be no exception for visible and apparent easements on roads and highways), and any exceptions which have been approved by Buyer in writing, which shall include, but not be limited to, the following five (5) standard title endorsements:

                    100 Assurance against loss from violations of the Reciprocal Easement, Covenants and Restrictions Agreement ("REA") and other matters if such REAs or other matters encumbering each Seller's Lands.

                    116.4 Assurance that each of the parcels of land described in the policy and the REA are contiguous parcels, if applicable.

                    103.6 Assurances that the improvements on each of the Seller's Lands do not encroach onto any easement.

                    103.7 Assurance that each of the Seller's Lands abuts on and has access to a physically open street as identified in the endorsement.

                    116.1 Assurance that the property described, for each Seller's Lands, in the policy is the same property as shown on the survey.

          The Owner's Title Policies shall include any other endorsement which may be required by Buyer to cure a title objection, provided Buyer is solely responsible for the additional costs, if any, of any such endorsement.

          To the extent that the amendments and endorsements referenced in the first full paragraph hereof are not available, it shall be within Buyer's sole and absolute discretion to determine what it will accept in lieu thereof. To the extent Title Company coverage is not available as specified in the endorsements shown above, the following shall apply:

                    100 Buyer must approve any restrictions shown, or otherwise satisfy itself as to these assurances against loss resulting from violations of the REA.

                    116.4 Buyer must be satisfied that each of the parcels of land described in the policy and the REA are contiguous parcels, if applicable.

                    103.6 Buyer shall satisfy itself pursuant to the as-built survey, or otherwise that the improvements on each of Seller's Lands do not encroach onto any easement.

                    103.7 Buyer must be satisfied that Seller's Lands abut on and have access to a physically open street.

                    116.1 Buyer must be satisfied that the property described in the policy is the same property as shown on the survey.

      (3) Original copies of the Operating Leases and Seller's Leases, and their respective subleases, if any, and all of the original amendments and guarantees relating thereto together with valid assignments of lease/s, executed by Seller and acknowledged before a notary public, assigning to Buyer all Seller's interests under the lease/s and valid consents to the assignments executed and acknowledged by the respective lessors.

      (4) Evidence that those acting for Seller, have full authority to consummate this transaction in accordance with the terms of this Agreement, as modified through Closing, including, but not limited to, an opinion of Seller's counsel(s) and certified copies of the resolutions authorizing this transaction.

      (5) An affidavit that all charges related to each Seller's Property, as of the Closing, have been paid in full, except that any charges which have not been paid in full relating to services to any Seller's Property which were performed on or prior to the Closing shall be credited by the Seller to the Buyer at Closing.

      (6) All original warranties and guarantees, which the Seller has received in connection with any work or services performed or equipment installed on Seller's Property, together with a duly executed assignment and assumption thereof to Buyer in a form acceptable to Buyer.

      (7)  All keys relating to each Seller's Property.

      (8) All other documents or instruments which affect title to, or possession of, Seller's Property and/or which are necessary to transfer or assign the same to Buyer or to complete the Closing.

      (9)  Bill(s) of sale, in the form of Exhibit "M" executed by Sellers,
                                           -----------
      conveying to Buyer all the assets described in Section 1 of this Agreement.

      (10) Certificates from the appropriate state governmental entity showing that no amounts are due from Seller, on account of the operations, for unemployment compensation insurance contributions, disability compensation insurance contributions, or state income taxes withheld from employee wages.

      (11) A counterpart copy of each of the Guaranty Agreements, duly executed by Seller and Principals.

      (12) A counterpart copy of each of the Non-Competition Agreements, duly executed by Seller and those Principals designated by Buyer.

          (13) Resolutions of the Boards of Directors of Sellers, approving Seller's execution and delivery of this Agreement, and Seller's performance of all of the obligations of Seller pursuant to this Agreement.

          (14) A certificate duly executed by Seller stating that (a) all of the representations and warranties made by it in this Agreement or in the Other Documents are true, accurate and not misleading in any material respect as of the Closing Date, and (b) Seller has performed all of its respective obligations required to be performed prior to the Closing Date.

          (15) At the Closing, Seller will place Buyer in complete possession of all stock (if applicable), assets and all records of Seller that are part of the assets.

     C. Deliveries of Buyer at the Closing.  At the Closing, Buyer shall
        ----------------------------------
     deliver the following items to Seller:

          (1) A counterpart copy of each of the Non-Competition Agreements duly executed by Buyer;

          (2) The Purchase Price required to be paid pursuant to Section II.A.

          (3) Any other items required to be delivered by Buyer to Seller, upon the Closing, pursuant to this Agreement.

     D. Prorations. Buyer and Seller shall prorate all of the following, on the
        ----------
     basis of 30-day months, as of 12:01 A.M. Pacific Daylight time on the date specified in BPI Item 24 for the Closing:

          (1) All personal and real property taxes levied or assessed against any of property subject to this Agreement, for the current tax year, based on the amount shown on the latest tax bill.

          (2) All premiums on insurance policies insuring the operations or the assets subject to this Agreement that have been approved by and are being transferred to Buyer.

          (3) The lease payments/rents of the Operational Leases, if any.

          (4) The lease payments/rents, security deposits and advance payments of Seller's Leases, if any.

          (5) The charges or prepayments on any assumed contracts.

     E. Seller's Closing Costs. At Closing, Seller shall pay (1) the premiums
        -----------------------
     for the Owner's Title Policies and shall be reimbursed by Buyer for the survey costs necessary to procure the same, (2) documentary transfer, deed, stamp or other similar taxes, (3) one-half of the escrow fees, (4) Seller's Broker's Fees/Commissions, and (5) Seller's attorneys' fees in connection with the preparation of this Agreement and carrying out the transaction described herein.

     F. Buyer's Closing Costs. At Closing, Buyer shall (1) pay one-half of the
        ----------------------
     escrow fees, (2) reimburse seller for ALTA survey costs, (3) Buyer's Broker's Fees/Commissions, and (4) pay Buyer's attorneys' fees in connection with the preparation of this Agreement and carrying out the transaction described herein.

                             Environmental Reports

XII Buyer is relying on Seller's warranties and representations. Nonetheless, if Seller obtains a current Phase I Environmental Audits ("Phase I's") and/or Phase II Environmental Audits ("Phase II's"), it shall be strictly at Seller's expense and Seller shall immediately provide Buyer with a copy of said report. Buyer retains the right to order Phase I's or Phase II's at its own expense and Seller shall cooperate in such Audits. If Buyer disapproves of the environmental condition of the property, Buyer shall have the right to exercise any of the following options:

          (1) request Seller to cure (at Seller's option), within a reasonable time and to Buyer's satisfaction, all objections to the environmental condition of the property. Buyer shall advise Seller, what Buyer determines to be a reasonable time under the circumstances;

          (2) terminate this Agreement in its entirety by giving Seller written notice in which event this Agreement shall become null and void; or

          (3) accept the environmental condition "As Is" by giving written notice to Seller of the same and close on the Seller's Property subject to all of the other terms and conditions of this Agreement being satisfied.

                                     Taxes

XIII For purposes of this Agreement "Taxes" means any federal, state, local or foreign, income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any related additions to tax, interest, penalty or fine thereon; and (b) "Returns" means all returns, (including without limitation, information returns and other material information), reports, and forms relating to Taxes. Seller has duly filed all Returns required to be filed by Seller with regard to tax periods ending on or before the Closing Date. All such Returns are accurate and complete and were prepared in conformity with all applicable laws and regulations. Seller has duly paid in full all Taxes shown to be due on such Returns or otherwise assessed against Seller, and has made adequate provision (by the establishment of reserves or otherwise) for all Taxes relating to or arising in connection with any tax period ending on or before the Closing Date. There are no tax liens upon the assets. There are no outstanding agreements or waivers by Seller for the extension of time for the assessment of any Taxes. Seller is not a party to any pending action or proceeding by any governmental authority for the assessment or collection of any Taxes, and no claim for assessment or collection of any Taxes has been asserted against Seller that has not been paid. There are no pending or threatened audits, investigations, or claims for or relating to any liability regarding Seller's obligations to pay Taxes. Seller shall be solely liable and responsible for all of Seller's Taxes, and hereby agrees to completely and unconditionally indemnify, defend and hold Buyer completely harmless from and against any liabilities, obligations, claims, damages, costs and expenses (including attorneys' fees) associated with or arising out of Seller's Taxes.

                    Confidentiality of Agreement/Publicity

XIV No provision of this Agreement shall be disclosed by Seller without the prior written consent of Buyer. All publicity concerning the transactions contemplated by this Agreement shall be planned and coordinated by Buyer. Seller shall not permit the dissemination of any publicity regarding the transactions contemplated by this Agreement without the prior written consent of Buyer. Any consents requested or otherwise required pursuant to this Section XIV shall not be unreasonably withheld.

                          Non-Competition Agreements

XV In connection with the sale of these operations and sales of stock, and prior to Closing, Seller and those Principals designated by Buyer, and any other individuals or companies listed in BPI Item 3 shall execute and deliver respective non-competition agreements in the form of Exhibits
                                                                   --------
      "N-1-Non-Competition-Corporate" and "N-2-Non-Competition-Individual" to
      ------------------------------      -------------------------------
      this Agreement (collectively "Non-Competition Agreements" and individually "Non-Competition Agreement-Corporate," and "Non-Competition Agreement-Individual"). As additional consideration for this Agreement and pursuant to their respective Non-Competition Agreements, Seller and Principals agree that they shall not directly or indirectly compete with Buyer or carry on or engage in the operation of a car wash within the "Non-Compete Area" for the "Non-Compete Period" each of which is specified in BPI Item 25.

                         Indemnity/Guaranty Agreements

XVI Except as otherwise expressly provided in this Agreement, Seller and Principals shall indemnify Buyer and hold Buyer's property, including the property described in this Agreement, harmless from any and all expenses, claims, losses, damages, injuries, and liabilities ("Loss") arising from or on account of Seller's operations or Seller's lease or ownership of any of the property described in this Agreement. Seller and Principals shall execute Guaranty Agreements as set forth in Exhibit "O."
                                                  -----------

                  Introduction to and Retention of Customers

XVII Pending the closing, Buyer shall have the right, during normal business hours, at times, and under conditions agreed upon by Seller, to frequent the locations where Seller conducts its operations. Seller shall use its best efforts to introduce Buyer to Seller's customers and others with whom Seller does business in connection with its operations, as Seller's successor to the practice. Seller shall, in every manner encourage its present and former customers and suppliers to frequent Buyer's operations or otherwise conduct business with Buyer.

                            Ownership of Equipment

XVIII All of the equipment is owned by the companies listed as Seller. Seller represents that none of the equipment is leased.

                              Amendments/Waivers

XIX This Agreement may be amended, supplemented, modified or rescinded only through an express written instrument signed by all the parties or their respective successors and assigns. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any action for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of any party, except as set forth in the liquidated damages clause, if any. The failure by any party hereto at any time to enforce any of the provisions of this Agreement, or to require at any time performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or the right of any party to thereafter enforce each and every provision of this Agreement. UNDER NO CIRCUMSTANCES SHALL A GUARANTOR HAVE THE RIGHT TO APPROVE, NOR SHALL THERE BE ANY NEED FOR APPROVAL OF, ANY WRITTEN MODIFICATION OF THIS AGREEMENT OR ANY AMENDMENTS HERETO.

                                Attorneys' Fees

XX In the event that any party brings a legal action or proceeding to enforce the obligations of this Agreement or to exercise any of its rights or remedies, or if any party is required to defend the validity or enforceability of the obligations of this Agreement in any action or proceeding, the prevailing party shall be entitled to an award of its attorneys' fees and costs and expenses incurred in bringing or defending the action or proceeding, regardless of the forum in which the resolution is determined and regardless of whether such legal action is prosecuted to judgment.

                                    Notices

XXI Notices shall be written and deemed given when personally delivered or 3 days after deposit in the U.S. Mail, registered or certified, return receipt requested, or on date signed for when sent by expedited mail or courier service where receipt can be confirmed, and addressed to the parties or guarantors at their respective addresses specified in BPI Item 26, subject to change by written notice. Notices may also be given and will be effective as of the first business day following the date of transmission if (i) sent over electronic transmitting devices, such as facsimile, Telex, telecopy machines, and computers; (ii) the party to whom the notice is being sent has such a device in its office and (iii) a complete copy of any notice so transmitted shall have also been mailed in the same manner as required for a mailed notice. Avoidance of or refusal to accept service shall be deemed acceptance.

                                Time of Essence

XXII Time is of the essence with respect to the performance of each party's obligations hereunder.

                                 Severability

XXIII In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, then this Agreement shall continue in full force and effect without said provision. Provided, however, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

                                   Exhibits

XXIV All exhibits and addenda described in this Agreement and the BPI are incorporated herein by reference as if fully set forth herein, and constitute a material part of this Agreement. The parties hereby specifically approve the form and substance of any such exhibits and addenda. In the event of any conflict between the provisions of this Agreement and the provisions of any such exhibits and addenda, the provisions of such exhibits and addenda shall govern.

                  Diligence, Good Faith and Further Documents

XXV The parties specifically agree to act diligently, in the utmost good faith and in a timely manner to perform their respective obligations pursuant hereto, and to carry out the reasonable intent of the provisions of this Agreement. Each of the parties agrees to cooperate in good faith with the other, and to execute and deliver such further instruments and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated by this Agreement.

                                 Survivability

XXVI All of the representations and warranties of Seller and Principals pursuant to this Agreement and the Other Documents shall survive the Closing.

                               Entire Agreement

XXVII This Agreement constitutes the entire understanding between Buyer and Seller concerning its subject matter and all representations, agreements, arrangements and understandings between or among the parties, whether oral or written, have been fully merged herein and are superseded hereby, except to the extent fully executed management contracts have been previously entered into between Seller/Principals and Buyer. Any agreements, representations, letters, conversations, or proposals respecting the operations or the sale of assets not expressly set forth in this Agreement shall have no effect except for a subsequent written modification signed by the party to be charged.

                             Assignment Prohibited

XXVIII Neither this Agreement, nor any interest herein, shall be assignable (voluntarily, involuntarily, by judicial process or otherwise) by any party hereto to any person or entity without the prior written consent of the other executing party. Any attempt to assign this Agreement without such consent shall be void. Notwithstanding the above, Seller may assign any and all rights to receipt of payments and may assign this entire Agreement or any portions thereof to an affiliate or subsidiary of, or successor corporation to, Seller. Buyer has the right to assign all of its rights, title, and interests in and to the Agreement to a parent, subsidiary or successor corporation.

                                  Successors

XXIX Subject to the foregoing section, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, successors and permitted assigns.

                              Governing State Law

XXX This Agreement shall be governed by and interpreted in accordance with the internal laws of the State shown in BPI Item 27, "Governing State Law," including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws. Any dispute, action, litigation or other proceeding concerning this Agreement shall be instituted, maintained, heard and decided in the county shown in BPI Item 28, "County Jurisdiction."

                                 Counterparts

XXXI This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and agreement.

                                   Remedies

XXXII All rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other. If Seller defaults in performing any of Seller's obligations under this Agreement for any reason, or if any of the representations or warranties of Seller herein are untrue at Closing, Buyer may, at its option, either terminate this Agreement or seek to enforce specific performance of this Agreement.

                                Interpretation

XXXIII The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions herein. All cross-references refer to provisions within this Agreement, and shall not be deemed to be references to the overall transaction or to any other agreement or document. Each party has been represented by an attorney throughout this transaction and has had his or its attorney review this Agreement. "Shall" or "will" as used herein is mandatory. "May" is not mandatory. Any list or specifications of items herein is deemed to be all encompassing and without limitation, unless such limitation is specifically stated. The foregoing applies whether or not preceded or followed by the phrase "included, but not limited to" or "included, without limitation," or similar language.

                             Benefit of Agreement

XXXIV This Agreement is for the sole and exclusive benefit of the signatories hereto and nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable right, claim, or remedy.

                                 Miscellaneous

XXXV Unless expressly set forth otherwise herein, all references herein to a "day", "month" or "year" shall be deemed to be a reference to a calendar day, month or year, as the case may be.

XXXVI   The parties have executed this Agreement by affixing their signatures to
        Item 1 of the BPI to which this is attached.

                    CAR WASH ASSET PURCHASE/SALE AGREEMENT

                          BASIC PURCHASE INFORMATION
                                    ("BPI")

1.   Effective Date of Agreement April 20, 1999 [Preamble]
                                 --------------

2.   Buyer:      MACE CAR WASH, INC./1/
     [Preamble]  a Delaware Corporation

     /1/By operation of law, as a result of a merger, American Wash Services, Inc. became Mace Wash, Inc., a wholly owned subsidiary of Mace Security International, Inc. Mace Wash, Inc. hereby assigns all of its rights as Buyer to Mace Car Wash, Inc., a wholly owned subsidiary of Mace Security International, Inc. All references to Buyer, herein and in the Agreement together with its Exhibits and Amendments shall be deemed to be references to Mace Car Wash, Inc.

3.   Seller:   White Glove Chicago Partnership
               -------------------------------
     [Preamble] & [Seller's Representations and Warranties]

4.   Operations:
     Name and Location of Car Wash/Operation:
     [Recitals]      White Glove Tempe Car Wash
                     --------------------------
                     6505 S. McClintock
                     --------------------------
                     Tempe AZ 85283
                     --------------------------
     (Seller represents that the names listed are all of the names used by Seller with respect to the car washes, or by which the car washes are known.)

5.   Elements to be Purchased:
     [Recitals]

     Assets: All Car Wash Assets, Equipment & Capital Assets, for the Operations
             -------------------------------------------------------------------
             in BPI Item 4, above - Full Service Car Wash, Detail, &
             --------------------------------------------------------
               Convenience Store (General Description)
               -----------------

     Real Property:          No Fee Interest - Leasehold Only
                    ---------------------------------------------------

     Stock:                  None
                    ---------------------------------------------------

     The real property on which the car wash operation is located is leased by Seller under its former name of Fleetway Systems, Inc., on a percentage rental basis, with a minimum monthly rental of $6,000.00 per month. The real property and the buildings thereon are owned by Landlord, Weingarten Nostat, Inc. The leased premises are approximately 4500 square feet in Pueblo Anozira Shopping Center. Seller's security deposit of $5,333.00 on deposit with Landlord, shall remain on deposit with Landlord for the benefit of Buyer and

     Buyer will credit $5,333.00 to Seller at Close of Escrow. The current term ends June 30, 2003. There are three (3) sixty (60) month options to extend the Lease term. Consent of Landlord, Landlord's execution of a Memorandum of Lease in recordable form and Buyer's approval of the Lease are each a condition precedent to Close of Escrow. Buyer's approval of the lease is within Buyer's sole discretion.

6.   Trade Names & Trademarks
     [Purchase and Sale of Assets]
     Trade Names:      White Glove Tempe*
                  ------------------------------
     D/B/A :           White Glove Tempe*
                 -------------------------------
     *Buyer shall have the right to use this name for a period of ninety (90)
     days from Close   of Escrow.  Seller shall not use this name for a period
     of three (3) years from Close of Escrow.

     Agreement Section I A (2) is amended by deleting the last sentence and substituting: "If Buyer requires an updated inventory immediately prior to Close of Escrow, Buyer shall undertake the responsibility of bringing the inventory up to date."

     Agreement Section I B (1) Personal Property: At the end of Line 2, delete
                               -----------------
     "receivables,".

     Agreement Section I B (3) Intangibles, (a): Insert "transferable" before
                               -----------
     "warranties."

     Agreement Section I B (5) Entitlement: The last two sentences thereof are
                               -----------
     hereby deleted and in lieu thereof, the following is inserted:

               "Prior to Close of Escrow, Seller shall
               provide, for Buyer's approval, a Schedule I B
               (5) showing the number and monetary value of the coupons outstanding. To the extent Buyer redeems outstanding coupons, issued by Seller, in excess of the amounts shown on the Schedule, Seller will be charged back for the costs of s uch redemptions."


7.   Purchase Price: Eight Hundred and Seventy-Five Thousand Dollars
                    ------------------------------------------------
     ($875,000.00)   [Amount of Purchase Price]
     -------------

     Purchase Price - Form of Consideration:
     Cash Four Hundred and Seventy-Five Thousand Dollars  $475,000.00
     -----------------------------------------------------------------
     Stock $125,000.00** to Seller, $275,000.00** for 15 year Non-Compete
     ---------------------------------------------------------------------
     Agreement with  Anthony Baker, Matthew Baker, and Andrew Baker
     ---------------------------------------------------------------
     (collectively "the Bakers").
     ----------------------------
     **In Mace Securities International, Inc. ("Issuer") Stock to be issued on January 1, 2000. For the purpose of this Agreement only, the stock shall be valued at $10.50 per share. Of the shares due Seller, $87,500.00 in shares shall be held back in accordance with BPI Item 11. At the end of the Hold-Back Period, so much of the Hold-Back shares as are then remaining, shall be issued to Seller. Prior to Close of Escrow, the Bakers shall advise Escrow, of the number of shares to be issued to each of them under the Non-Compete Agreement. All references to Seller in the representations and warranties in this BPI Item 7, shall be deemed to include the Bakers.

     Each Seller, understands and agrees that the following restrictions and limitations are applicable to its purchase and resale or other transfer of the Issuer's stock, pursuant to the Securities Act of 1933 (the "Act"). For the purposes of this Agreement, the terms "Issuer's Stock" includes common stock issuable upon Close of Escrow as well as the common stock designated as Hold-Back shares which are to be issued at the end of the Hold-Back Period.

          (a) Sellers agree that the Issuer's Stock shall not be sold or otherwise transferred, unless the Issuer's Stock is registered under the Act and the state securities laws or is exempt therefrom.

          (b) Until January 1, 2001, a period of one year after the Issuer's Stock or portion thereof has been issued, Sellers shall not sell, distribute or transfer any of such securities without the prior written consent of the Issuer or its successor corporation, as applicable. Unless and until the Issuer's stock is registered under the Act, a legend in substantially the following form will be placed on the certificates evidencing the Issuer's stock to be issued to the Sellers:

               "The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act. These shares have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless
               (i) they shall have been registered under the Securities Act of 1993 ('the Act') and any applicable state securities act or (ii) Mace Security International, Inc. shall have been furnished with an opinion of counsel, reasonably satisfactory to counsel for Mace Security International, Inc., that registration is not required under any such acts."

          (c) Stop transfer instructions will be imposed with respect to the Issuer's Stock issued to Sellers pursuant to this Agreement so as to restrict resale or other transfer thereof except in accordance with the foregoing provisions of this Agreement."

     Each Seller acknowledges that the Issuer's Stock is being delivered to Seller in a private placement under Section 4.2 of the Act and under Regulation D promulgated under the Act. To induce Buyer and Issuer to deliver the Issuer's Stock, each Seller represents and warrants as follows:

          (a) Seller is an Illinois general partnership and the Bakers are three individuals, two of whom reside in Texas and one of whom resides in Arizona. Each Seller is an accredited investor as that term is defined in Regulation D under the Act.

          (b) Each Seller represents and warrants that the Issuer's Stock is being acquired for its own account without a view to public distribution or resale and that Sellers have no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of the Issuer's Stock, or any portion thereof, to any other person.

          (c) Each Seller represents and warrants that in determining to acquire the Issuer's Stock, it has relied solely upon its independent investigation, including the advice of its legal counsel and accountants or other financial advisors or purchaser representatives, and has, during the course of discussions concerning its acquisition of the Issuer's Stock, been offered the opportunity to ask such questions and inspect such documents concerning Buyer and its business and affairs as each Seller has requested so as to more fully understand the nature of the investment and to verify the accuracy of the information supplied.

          (d) THE SELLERS ACKNOWLEDGE THAT THE ACQUISITION OF THE CONSIDERATION STOCK INVOLVES A HIGH DEGREE OF RISK, and represent and warrant that they can bear the economic risk of the Seller's acquisition of the Issuer's Stock, including the total loss of the investment.

          (e) The Sellers represent and warrant that (i) they have adequate means of providing for their current needs and financial contingencies, (ii) they have no need for liquidity in this investment, (iii) they have no debts or other obligations, and cannot foresee any other circumstances that are likely in the future to require them to dispose of the Issuer's Stock, and (iv) all their investments in and commitments to non-liquid investments are, and after acquisition of the Issuer's Stock will be, reasonable in relation to their net worth and current needs.

          (f) The Sellers understand that no federal or state agency has approved or disapproved the Issuer's Stock or made any finding or determination as to the fairness of the Issuer's Stock for investment.

          (g) The Sellers understand that the Issuer's Stock is being offered and sold in reliance on specific exemptions from the registration requirements of federal and state securities laws and the Buyer is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings set forth herein in order to determine the applicability of such exemption and the suitability of Sellers to acquire the Issuer's Stock.

          (h) The Sellers represent and warrant that they are familiar with the business and financial affairs of the Seller partnership and Buyer's corporation and/or parent company and have had access to all financial statements prepared by them.

8.   EBITDA- (subject to verification): $155,000.00
     [Amount of Purchase Price]

     EBITDA GUARANTEE PERIOD:   N/A            YEARS
                             -----------------------

     Seller Guarantees EBITDA will continue to meet or exceed the EBITDA shown above for the period specified.

9.   Effective Capitalization ("Cap") Rate: N/A    [Amount of Purchase Price]
                                           --------

10.  Allocations: Leasehold Improvements = $500,000.00 Equipment = $90,000.00;
                 -------------------------------------------------------------
     The Bakers' Covenant Not To Compete = $275,000;
     -----------------------------------------------
     [Amount of Purchase Price*]   $10,000.00  (Corporate Covenant)
                                -----------------------------------
     *Inventory is included in Purchase Price.

11.  Hold-Back Percentage:  $87,500.00 in stock
                          ---------------------------------------
     [Payment of Purchase Price & Commissions]

12.  Hold-Back Period:     One Year                           [Payment
                      ---------------------------------------
     of Purchase Price & Commissions]

     Section III B of the Agreement, Lines 9 and 10: The phrase "by the time during which a lawsuit could be brought relating to these items or, if a lawsuit or other" is hereby replaced with the following two words: "if a."

13.  Hold-Back Depletion Amount:           None
                                 ---------------------------------------
     [Payment of Purchase Price & Commissions]

14.  Guaranty Period [minimum period must equal Non-Compete Period]:
     [Payment of Purchase Price & Commissions]    Three (3) Years
                                               -------------------------
15.  Buyer's Broker:           None
                     ---------------------------------------------------
     [Payment of Purchase Price & Commissions]

16.  Seller's Broker: Arizona Business Investments, 11408 N. Blackheath Road,
     ------------------------------------------------------------------------
     Scottsdale, AZ 85252 - Roger Pencek
     -----------------------------------
     [Payment of Purchase Price & Commissions]

17.  Title Company:  Fidelity National Title Insurance or as selected by Buyer
                    ----------------------------------------------------------
     [Documents and Physical Inspection]

18.  Escrow Company:     Arizona Escrow, attn. Vickie La Ritchie
                    ----------------------------------------------
     [Escrow]            3700 North 24/th/ Street, Suite 130
                    ----------------------------------------------
                         Phoenix, AZ 85016
                    ----------------------------------------------
                         (602) 956-2629; Fax: (602) 224-9393
                    ----------------------------------------------

19.  Escrow Opening Date:      June 4, 1999
                         -----------------------------------------
     [Escrow]              (Date by which Escrow must be opened)

20.  Initial Deposit:  NONE
                       ----
     [Escrow]

21.  Days From Opening:   NOT APPLICABLE
                          --------------
     [Escrow]    (Earliest Date On Which Buyer's Deposit Becomes Non-Refundable)

22.  Fuel Companies:          N/A
                    -------------------------------------------------
     [Escrow]

23.  Consent Date:            April 30, 1999
                  ---------------------------------------------------
     [Conditions Precedent to Closing]

24.  Date for Close of Escrow:     On or before 8/20/99
                               --------------------------------------
     [Closing]

25.  Non-Compete Area:        Phoenix-Tempe
                       -------------------------------
     Non-Compete Period:      Fifteen (15) Years
                        -------------------------------
       [Non-Competition Agreements]

26.  Seller's Address for Notices:      White Glove Chicago Partnership
     [Notices]                      c/o White Glove Tempe Car Wash
                                        6505 S. McClintock
                                        Tempe AZ 85283

                            Copy to:    Robert Cohen, Esq.
                                        1909 Rte. 70 E.
                                        IBS Bldg., Suite 100
                                        Cherry Hill, NJ 08003

     Buyer's Address for Notices:
     [Notices]                      Diligence & Research International
                                        511 Encinitas Blvd., Suite 100
                                        Encinitas, CA 92024

                          Required copy:  Lynne M. Geyser, Esq.
                                          P.O. Box 4715
                                          San Clemente, CA 92674-4715


27.  Governing State Law:         Arizona
                         ----------------------------------------------
     [Governing State Law]

28.  County Jurisdiction:         Maricopa
                         ----------------------------------------------
     [Governing State Law]

The foregoing Basic Purchase Information ("BPI") forms a part of the standard form CAR WASH ASSET PURCHASE/SALE AGREEMENT ("Agreement") and is incorporated by reference into the Agreement pursuant to the operative provisions of the basic text of the Agreement contained in the attached pages. The BPI shall control over the text in the event of any conflict.

                 BALANCE OF THIS PAGE DELIBERATELY LEFT BLANK

                                 EXHIBIT LIST
                                 ------------

Exhibits "J," "N-1", "N-2" and "O" are to be executed simultaneously with, and as part of, the execution of this Agreement. Exhibits "A" through "H" and "K" through "M" are solely the responsibility of Seller to prepare and are subject to Buyer's sole approval. Exhibits to be prepared by Seller shall be presented to Buyer for its review, as soon as practicable, but in any event, within ten
(10) days of the execution of this Agreement.

Exhibit "A"    Furniture, Fixtures & Equipment; Leasehold Improvements; &
               Specified Tangible Assets.

Exhibit "B"    Inventory - Definition & List. Definition: Items held for resale, spare parts and supplies in raw forms (i.e., detergents, etc.), fuel.

Exhibit "C"    Permits

Exhibit "D"    Intangibles

Exhibit "E"    Trade Names, Trademarks, DBAs, Logos (Documents)

Exhibit "F-1"  Operating Leases (Seller is Lessee)
Exhibit "F-2"  Seller's Leases (Seller is Lessor)

Exhibit "G"    Seller's Fee Simple Interests in Real Property - Legal
               Descriptions

Exhibit "H"    Fuel Company Agreements

Exhibit "I"    Zoning Certificate

Exhibit "J"    Consent and Agreement of Spouse - Buyer's Standard Form Replaced
               with Letter from Seller's Attorney, Robert T. Cohen, addressed to
               Buyer's Attorney, Lynne M..Geyser dated May 28, 1999.

Exhibit "K"    Undischarged and Assumed Obligations

Exhibit "L"    Service Contracts Exceeding 30 Days

Exhibit "M"    Bill of Sale

Exhibit "N-1"  Non-Competition - Corporate
Exhibit "N-2"  Non-Competition - Individual

Exhibit  "O"    Guaranty Agreement

                                    ADDENDA
                                    -------

The following items are corrected, amended and/or addenda are attached to and made a part of this Agreement:

     Additional Conditions of Purchase:

     1. Seller shall require that each person who is to receive Mace stock execute an irrevocable six month proxy to Louis D. Paolino, Jr. in the form attached hereto and designated "IRREVOCABLE PROXY." The proper execution of such Proxies are a condition to the Close of this Escrow.

     2. If Buyer requires a leasehold title policy and a survey of the Property, Buyer will order and pay for same.

     3. Buyer agrees to notify Seller if the Books and Records which Seller had maintained prior to this Purchase and Sale are moved to a location other than that shown in BPI Item 4.

     4.   Buyer agrees to pay the cost of UCC searches.

     5. Agreement Section VI: All obligations required to be performed by Seller prior to Closing shall be performed not later than Closing.

     6. Agreement Section VI J (3): Insert ", not cured by Close of Escrow," after "default."

     7. Agreement Section VI J (5): At the end of the second line insert "unless the same do not survive closing," after "Buyer,".

     8. Seller represents and warrants that Seller is a partnership which is not required to be certified by the corporation commission.


     Exceptions to Non-Competition - Sellers may continue to own and operate other existing White Glove Car Wash Operations. Existing means owned and operated under the White Glove name as of April 20, 1999. Existing operations may only be operated at those locations at which the operations were located on April 20, 1999.

The parties hereby execute the attached Car Wash Asset Purchase/Sale Agreement bearing a footer identification shown as "ASSET PURCHASE SALE AGREEMENT...American Wash Services Standard Form...LMG: 4/19/99; 5/24/99," together with the Exhibits and Addenda shown above, by affixing their signatures to this BPI. EXECUTED to be effective on the date set forth in Item 1 of this BPI.

SELLER:
WHITE GLOVE CHICAGO PARTNERSHIP
an Illinois general partnership



By: /s/  Matthew Baker
    ---------------------------------------
    Matthew Baker, Managing General Partner


SOLE SHAREHOLDER OF WHITE GLOVE, INC.,
A General Partner



By: /s/  Robert T. Cohen, as attorney in fact for Anthony D. Baker
    --------------------------------------------------------------
pursuant to a power of attorney executed September 1999
-------------------------------------------------------
   Anthony D. Baker



THE BAKERS



By: /s/  Matthew Baker
    ---------------------------------------
    Matthew Baker



By: /s/  Robert T. Cohen, as attorney in fact for Anthony D. Baker
    --------------------------------------------------------------
pursuant to a power of attorney executed September 1999
-------------------------------------------------------
   Anthony D. Baker



By: /s/  Andrew Baker
    ---------------------------------------
    Andrew Baker

GUARANTORS:


By: /s/  Robert T. Cohen, as attorney in fact for Anthony D. Baker
    --------------------------------------------------------------
pursuant to a power of attorney executed September 1999
-------------------------------------------------------
   Anthony D. Baker


BUYER:
MACE WASH, INC. (formerly American Wash Services, Inc.)
a Delaware corporation
Assigning to Mace Car Wash, Inc.



By: /s/ Robert M. Kramer
    ------------------------------
Name: Robert M. Kramer
      ----------------------------
Its:  Executive Vice President
      ----------------------------


BUYER:
MACE CAR WASH, INC.
a Delaware corporation
Accepting Assignment from Mace Wash, Inc.



By: /s/ Robert M. Kramer
    ------------------------------
Name: Robert M. Kramer
      ----------------------------
Its:  Executive Vice President
      ----------------------------